EXHIBIT 99.1
FirstCash Reports Record First Quarter Earnings Results;
Pawn Fee Revenues Increase 15% Coupled with Growth in AFF Originations;
Stock Repurchases Total 782,000 Shares and $0.33 Quarterly Cash Dividend Declared
____________________________________________________________

Fort Worth, Texas (April 27, 2023) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions, today announced operating results for the three month period ended March 31, 2023. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.33 per share, which will be paid in May 2023.
Mr. Rick Wessel, chief executive officer, stated, “We are pleased to report outstanding operating results, highlighted by double-digit consolidated revenue growth over last year and record first quarter earnings per share. FirstCash’s core pawn operations in the U.S. and Latin America posted combined first quarter pawn fee growth of 15% with double-digit earnings growth over last year in both segments.
“The retail POS payment solutions segment (AFF) recorded strong results as well, driven by significantly improved transaction origination volumes coupled with improved net charge-off rates compared to the first quarter of last year. While the strong growth in origination activity creates short-term earnings drag due to upfront CECL credit provisioning, we now expect AFF’s revenue and earnings growth in the back half of this year to be stronger than originally forecast due to better than expected first quarter growth in lease and loan portfolios.
“We continued to invest in new pawn locations during the first quarter, opening 14 new stores in Latin America and acquiring three U.S. locations, all funded from operating cash flows. In addition to funding these investments and year-over-year growth in earning assets, we repurchased $71 million of stock while simultaneously reducing outstanding debt and our net leverage ratio during the quarter.
“Given these first quarter results, we believe that our revenue and earnings outlook for 2023 remains highly positive.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2023	2022	2023	2022
Revenue	$762,739	$659,839	$762,739	$676,012
Net income	$47,388	$28,005	$57,700	$56,871
Diluted earnings per share	$1.02	$0.58	$1.25	$1.18
EBITDA (non-GAAP measure)	$110,704	$78,096	$109,570	$101,348
Weighted-average diluted shares	46,312	48,300	46,312	48,300

Consolidated Operating Highlights
•The Company posted record first quarter consolidated revenues, net income, earnings per share and adjusted EBITDA:
◦Consolidated revenues totaled $763 million in the first quarter, an increase of 16% on a GAAP basis and 13% on an adjusted basis compared to the prior-year quarter.
◦Diluted earnings per share for the first quarter increased 76% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share, which excludes certain purchase accounting and other adjustments which primarily impacted prior year results, increased 6% compared to the prior-year quarter.
◦Net income for the first quarter increased 69% over the prior-year quarter on a GAAP basis while adjusted net income, which excludes certain purchase accounting and other adjustments as described herein, increased 1% compared to the prior-year quarter.
◦Adjusted EBITDA for the first quarter increased 8% compared to the prior-year quarter. For the twelve month period ended March 31, 2023, adjusted EBITDA totaled $446 million, an increase of 37% over the comparable prior-year period.
◦Operating cash flows for the twelve month period ended March 31, 2023 were $460 million and adjusted free cash flows (a non-GAAP measure) were $301 million, an increase of 68% and 111%, respectively, compared to the prior-year period.

Store Base and Platform Growth
•Pawn Stores: During the first quarter, the Company added a total of 17 new pawn locations:
◦U.S. Pawn: The Company completed the acquisitions of three stores, which included two stores in Oklahoma and one store in Alabama. The Company has an industry leading 1,102 full-service U.S. pawn locations in 25 states and the District of Columbia.
Additionally, the Company purchased the underlying real estate at five of its existing pawn stores during the first quarter. This brings the total number of owned U.S. locations to 299.
◦Latin America Pawn: A total of 14 de novo locations were opened in Latin America during the first quarter of 2023. In total, the Company now has 1,775 locations in Latin America.
•Retail POS Payment Solutions Merchant Partnerships: AFF continued to grow market share with approximately 9,800 active retail and e-commerce merchant partner locations at March 31, 2023, representing a 43% increase in active merchant locations compared to March 31, 2022.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the first quarter of 2023 increased by 11% compared to the prior-year quarter. The resulting segment pre-tax operating margin was 24% for the first quarter of 2023, an improvement over the 23% margin for the prior-year quarter.
•Pawn fee revenue increased 14% for the first quarter of 2023 in total and 11% on a same-store basis, as compared to the prior-year quarter, reflecting continued inflationary pressures driving additional demand and increased portfolio yield driven by improved customer redemption rates during the tax refund season.
•Pawn receivables increased 6% in total at March 31, 2023 compared to the prior year, while same-store pawn receivables were up 5%.
•Retail merchandise sales in the first quarter of 2023 increased 3% compared to the prior-year quarter. On a same-store basis, retail sales decreased 1% compared to the prior-year quarter. The contraction in same-store retail sales was primarily due to lower than normal merchandise inventory levels in part due to slightly lower than normal pawn forfeiture rates.

•Retail sales margins remained strong at 42% in the first quarter of 2023, reflecting continued demand for value-priced, pre-owned merchandise and low levels of aged inventory.
•Annualized inventory turnover was 2.8 times for the trailing twelve months ended March 31, 2023 and inventories remain well-positioned, with aged inventory (greater than one year) remaining low at 2%.
•Operating expenses increased 11% in total and 8% on a same-store basis in the first quarter of 2023 compared to the prior-year quarter, reflecting slightly increased staffing levels necessary to support revenue growth, the impact of higher variable compensation expense driven by increased net revenues and segment profit and inflationary increases in wages and certain other operating costs.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the first quarter of 2023 was 18.7 pesos / dollar, a favorable change of 9% versus the comparable prior-year period.
•First quarter segment pre-tax operating income increased 11%, or 6% on a constant currency basis, over the prior-year quarter, driven primarily by increased retail merchandise sales and pawn loan fees. The resulting pre-tax operating margin was 18% for the first quarter of 2023 compared to 19% in the prior-year quarter.
•Pawn receivables were at record levels as of March 31, 2023, increasing 18%, or 8% on a constant currency basis, compared to the prior year. On a same-store basis, pawn receivables increased 18%, or 7% on a constant currency basis, compared to the prior year.
•Pawn loan fees increased 18%, or 8% on a constant currency basis, in the first quarter of 2023 as compared to the prior-year quarter, both in total and on a same-store basis, reflecting growth in pawn receivables.
•Retail merchandise sales in the first quarter of 2023 increased 22%, or 12% on a constant currency basis, compared to the prior-year quarter. Same-store retail merchandise sales in the first quarter of 2023 were up 21%, or 11% on a constant currency basis, compared to the prior-year quarter.
•Retail margins remained within historical norms at 34% for the first quarter of 2023. Annualized inventory turnover was 4.3 times for the trailing twelve months ended March 31, 2023, while inventories aged greater than one year as of March 31, 2023 remained extremely low at 1%.
•Operating expenses increased 22% in total and 21% on a same-store basis compared to the prior-year quarter. On a constant currency basis, they increased 13% in total and 12% on a same-store basis, driven in part by the increased pace of new store openings, higher incentive compensation expense related to growth in net revenue and segment earnings along with general inflationary impacts and increases in the federally mandated minimum wage and other required benefit programs.

Retail POS Payment Solutions Segment - American First Finance (AFF) Operating Results
Note: The reconciliations of GAAP revenues and earnings for this segment to adjusted revenues and earnings are provided and described in more detail in the Retail POS Payment Solutions Segment Results section of this release.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, increased 24% on a GAAP basis and 14% on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements in the 2022 results.
•Gross transaction volume from originated LTO and POS financing transactions totaled $250 million for the first quarter of 2023, representing an increase of 35% over the first quarter of last year. The growth was driven by a combination of an approximate 15% quarter-over-quarter increase in transaction volumes at existing merchant door locations coupled with 43% growth in the number of active merchant locations at March 31, 2023 compared to March 31, 2022.
•Combined gross leased merchandise and finance receivables outstanding at March 31, 2023, excluding the impacts of purchase accounting, increased 15% compared to the March 31, 2022 balances.

•The combined provision for lease and loan losses for the quarter increased by $14 million, or 22%, over the prior-year quarter, driven primarily by the 35% increase in quarter-over-quarter origination activity. The overall provisioning rates improved due to lower than expected charge-offs from 2022 origination vintages.
•AFF experienced steady to improved delinquency and charge-off trends in the first quarter of 2023 following the tightening in decisioning made early in 2022. The average monthly net charge-off (“NCO”) rate for leased merchandise in the first quarter was 5.0%, which was improved compared to 5.3% in the prior-year quarter. The average monthly NCO rate for finance receivable products also improved to 4.3% as compared to the prior-year rate of 4.7%.
•Operating expenses increased 16% compared to the prior-year quarter, primarily due to an increase in origination-driven variable expenses associated with the 35% quarter-over-quarter increase in gross transaction volume.
•Segment pre-tax operating income for the quarter totaled $23 million compared to prior-year first quarter earnings of $5 million on a GAAP basis and $25 million on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements specific to 2022. The small decline in segment adjusted pre-tax operating income relates primarily to credit provisioning and operating expenses associated with the increased origination activity which caused net earnings drag (upfront credit provisioning net of incremental revenue) of approximately $15 million before taxes, or $0.25 per share, net of taxes.

Cash Flow and Liquidity
•All of the Company’s operating segments continue to generate significant operating cash flows. For the twelve month period ended March 31, 2023, consolidated operating cash flows totaled $460 million and adjusted free cash flows (a non-GAAP measure) were $301 million, increases of 68% and 111%, respectively, compared to the prior-year period.
•The Company’s strong liquidity position at March 31, 2023 includes cash balances of $101 million and ample borrowing capacity under its bank lines of credit. The majority of the Company’s long-term financing is fixed rate debt with favorable terms and maturity dates not until 2028 and 2030.
•The Company’s leverage ratio was reduced in the first quarter of 2023 as the net debt to trailing twelve months adjusted EBITDA ratio improved to 2.8x as of March 31, 2023 compared to 3.5x as of March 31, 2022.

Shareholder Returns
•The Company repurchased 782,000 shares of common stock during the first quarter of 2023 at an aggregate cost of $71 million and an average cost per share of $90.37. During the first quarter of 2023, the Company completed the share repurchase program authorized in April 2022 and has approximately $44 million remaining under the share repurchase program authorized in October 2022. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Board of Directors declared a $0.33 per share second quarter cash dividend on common shares outstanding which will be paid on May 31, 2023 to stockholders of record as of May 15, 2023. This represents an annualized dividend of $1.32 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•The Company generated a 15% return on equity during the twelve months ended March 31, 2023, compared to an 8% return for the comparable prior-year period, while the return on assets for the twelve months ended March 31, 2023 was 7% compared to 4% in the comparable prior-year period.

2023 Outlook
Based on first quarter results and current trends, the Company’s outlook for 2023 remains highly positive, with expected year-over-year growth in revenue and earnings in all segments driven by the continued growth in earning asset balances coupled with recent store additions. Anticipated conditions and trends for the remainder of 2023 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2023 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be approximately 80% of total segment level pre-tax income.
•Inflationary economic environments have historically driven increased customer demand for both pawn loans and value-priced merchandise offered in pawn stores. In addition, credit tightening by competing unsecured lenders has historically driven additional demand for pawn products.
◦Pawn receivables at March 31, 2023 were up 6% in the U.S. while Latin American balances were up 18%, or 8% on a currency adjusted basis. U.S. pawn receivables are trending higher thus far in April compared to last year, now up nearly 8% over the same point a year ago and reflecting a strong post tax season recovery. The Company continues to expect mid-single digit or better growth in total pawn receivables in both markets over the full year.
◦Full year retail sales are expected to grow in both markets as well, with margins anticipated to remain above 40% in the U.S. and in the mid-thirty percent range in Latin America.
◦While operating expenses are expected to rise moderately in both the U.S. and Latin America in 2022 due to increased store counts along with continued inflationary impacts, the Company continues to project robust full year earnings growth from its pawn segments.
•The Company expects approximately 60 de novo store additions in Latin America in 2023 along with four U.S. de novo locations expected to be opened this year as well. Additionally, three U.S. locations have been acquired year-to-date and management continues to evaluate additional opportunities for acquisitions in both the U.S. and Latin America.
POS Payment Solutions (AFF) Operations:
•With the significant growth in transaction origination volumes in the first quarter of 2023 and early April trends, management expects second quarter 2023 originations to increase in a range of 18% to 22% over the second quarter of 2022 and has increased the expected growth in full year 2023 transaction volumes and revenues to now be in a range of 12% to 18%. As a reminder, AFF had significant transaction volume growth in the second half of 2022 which is expected to compress 2023 transaction growth rates in the third and fourth quarter this year.
•Second quarter 2023 segment earnings for AFF are expected to be roughly equal to the second quarter of last year, with forecast increases in revenue expected to be offset by increases in the lease and loan loss provisioning and other variable operating expenses tied to the growth in transaction volume. The Company continues to expect full year-over-year segment earnings growth for AFF, almost all of which is expected to occur in the second half of 2023, based on the increased earning asset portfolio.
•The Company expects AFF's estimated lease and loan loss provisioning rates for the remainder of 2023 to reflect a conservative approach similar to 2022, with provisioning above historical pre-pandemic loss rates for most vintages. Operating expenses for the full year are expected to increase in 2023 as well, primarily due to the expected increase in origination activity.

Interest Expense, Tax Rates and Currency:
•While the Company expects some level of net de-leveraging by the end of 2023, net interest expense is expected to increase in 2023 compared to 2022 by approximately $12 million to $15 million due to higher floating interest rates on the borrowings under the revolving credit facilities.
•For the full year of 2023, the effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24.5% to 25.5%. This compares to the 2022 adjusted effective tax rate of 23.4%.
•Each full point change in the exchange rate of the Mexican peso represents an approximate $0.08 to $0.10 annual impact on earnings per share.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s first quarter operating performance, “The operating environment for FirstCash remains highly positive across all of its business segments, and we believe that the ongoing tightening of consumer credit could drive further demand for the Company’s pawn and retail POS payment solutions products.

“Pawn results in both the U.S. and Latin America saw continued year-over-year growth in pawn receivables and resulting pawn fees. Pawn retail sales remained especially strong in Latin America, and while U.S. retail sales were slightly constrained by inventory levels, the domestic retail margins remained above historical averages. Pawn operations further benefited by strong gold prices, which propelled increased scrap proceeds and margins during the first quarter and could benefit collateral values going forward in 2023.

“The Company continues to focus on the long-term growth of its core pawn operations. First quarter acquisitions and store openings added 17 new locations and we remain on track to add 60 or more de novo stores this year. We continue to see additional pawn acquisition opportunities in both the U.S. and Latin America as well. Furthermore, we continue to seek additional operating efficiencies through store footprint optimization and technology initiatives.

“For AFF, the growth in year-over-year originations in the first quarter was especially strong, driven by improved merchant transaction volumes compared to a year ago coupled with 43% growth in merchant partner locations served by AFF. Credit performance remains consistent as AFF continues to strategically adjust decisioning, especially at the lower end of its credit spectrum. As a result, we have increased expectations for AFF’s full year origination and revenue growth while continuing to be disciplined in customer decisioning. While the increased origination volumes create short-term profitability headwinds as a function of the upfront CECL accounting reserve methodology, we believe the resulting growth in the lease and loan portfolio should drive further profitability in the back half of 2023.

“Consolidated first quarter operating cash flows were robust with significant contributions across all operating segments. In addition to the investments in new locations and growth in earning assets, we are providing further shareholder returns through our dividend program and ongoing stock repurchase programs under which we repurchased 782,000 shares during the first quarter alone and a total of 2,986,000 shares since the acquisition of AFF.

“In summary, although there continues to be significant macro-economic uncertainties, we are off to a solid start in 2023 and believe that FirstCash is well positioned to thrive in the current environment,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 9,800 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to, or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company and the shareholder class action and derivative lawsuits filed against the Company; risks related to the AFF transaction and the Company’s other acquisitions, including the failure of any acquisition, including the AFF acquisition, to deliver the estimated value and benefits expected by the Company; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own and retail finance products, including, as a result to, changes in the general economic conditions; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation and rising interest rates, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2023	2022
Revenue:
Retail merchandise sales	$327,915	$302,819
Pawn loan fees	151,560	131,819
Leased merchandise income	183,438	149,947
Interest and fees on finance receivables	54,642	42,449
Wholesale scrap jewelry sales	45,184	32,805
Total revenue	762,739	659,839

Cost of revenue:
Cost of retail merchandise sold	199,001	182,214
Depreciation of leased merchandise	101,605	93,706
Provision for lease losses	49,065	39,820
Provision for loan losses	29,285	24,697
Cost of wholesale scrap jewelry sold	35,727	28,215
Total cost of revenue	414,683	368,652

Net revenue	348,056	291,187

Expenses and other income:
Operating expenses	199,061	173,296
Administrative expenses	39,017	36,863
Depreciation and amortization	27,111	25,542
Interest expense	20,897	16,221
Interest income	(517)	(676)
Gain on foreign exchange	(802)	(480)
Merger and acquisition expenses	31	665
Loss on revaluation of contingent acquisition consideration	—	2,570
Other expenses (income), net	45	177
Total expenses and other income	284,843	254,178

Income before income taxes	63,213	37,009

Provision for income taxes	15,825	9,004

Net income	$47,388	$28,005

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2023	2022	2022
ASSETS
Cash and cash equivalents	$100,795	$113,317	$117,330
Accounts receivable, net	56,357	52,017	57,792
Pawn loans	377,697	344,101	390,617
Finance receivables, net (1)	102,093	140,481	103,494
Inventories	257,603	247,276	288,339
Leased merchandise, net (1)	148,854	119,147	153,302
Prepaid expenses and other current assets	29,523	22,592	19,788
Total current assets	1,072,922	1,038,931	1,130,662

Property and equipment, net	563,422	471,193	538,681
Operating lease right of use asset	308,890	303,444	307,009
Goodwill	1,591,460	1,541,424	1,581,381
Intangible assets, net	315,865	373,928	330,338
Other assets	9,204	8,318	9,415
Deferred tax assets, net	7,534	5,930	7,381
Total assets	$3,869,297	$3,743,168	$3,904,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$142,277	$237,164	$139,460
Customer deposits and prepayments	69,075	57,874	63,125
Lease liability, current	95,338	92,091	92,944
Total current liabilities	306,690	387,129	295,529

Revolving unsecured credit facilities	308,000	218,000	339,000
Senior unsecured notes	1,036,176	1,034,355	1,035,698
Deferred tax liabilities, net	145,686	126,741	151,759
Lease liability, non-current	201,871	198,760	203,115
Other liabilities	—	13,950	—
Total liabilities	1,998,423	1,978,935	2,025,101

Stockholders’ equity:
Common stock	573	573	573
Additional paid-in capital	1,730,747	1,726,750	1,734,528
Retained earnings	1,092,697	880,138	1,060,603
Accumulated other comprehensive loss	(77,060)	(119,510)	(106,573)
Common stock held in treasury, at cost	(876,083)	(723,718)	(809,365)
Total stockholders’ equity	1,870,874	1,764,233	1,879,766
Total liabilities and stockholders’ equity	$3,869,297	$3,743,168	$3,904,867

(1)As a result of purchase accounting, AFF’s March 31, 2022 as reported earning asset balances contain significant fair value adjustments, which were fully amortized during 2022. See reconciliation of reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting in the “Retail POS Payment Solutions Segment Results” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expenses of pawn-store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	March 31,
	2023	2022	Increase
Revenue:
Retail merchandise sales	$210,681	$204,942	3%
Pawn loan fees	102,684	90,339	14%
Wholesale scrap jewelry sales	26,316	16,524	59%
Total revenue	339,681	311,805	9%

Cost of revenue:
Cost of retail merchandise sold	121,929	119,718	2%
Cost of wholesale scrap jewelry sold	21,082	14,530	45%
Total cost of revenue	143,011	134,248	7%

Net revenue	196,670	177,557	11%

Segment expenses:
Operating expenses	109,781	98,822	11%
Depreciation and amortization	5,870	5,587	5%
Total segment expenses	115,651	104,409	11%

Segment pre-tax operating income	$81,019	$73,148	11%

Operating metrics:
Retail merchandise sales margin	42%	42%
Net revenue margin	58%	57%
Segment pre-tax operating margin	24%	23%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of March 31,		Increase /
	2023	2022	(Decrease)
Earning assets:
Pawn loans	$256,773	$241,597	6%
Inventories	178,587	184,671	(3)%
	$435,360	$426,268	2%

Average outstanding pawn loan amount (in ones)	$248	$226	10%

Composition of pawn collateral:
General merchandise	30%	33%
Jewelry	70%	67%
	100%	100%

Composition of inventories:
General merchandise	42%	44%
Jewelry	58%	56%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.8 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$118,937	$97,877	22%	$109,139	12%
Pawn loan fees	48,876	41,480	18%	44,815	8%
Wholesale scrap jewelry sales	18,868	16,281	16%	18,868	16%
Total revenue	186,681	155,638	20%	172,822	11%

Cost of revenue:
Cost of retail merchandise sold	77,963	62,496	25%	71,583	15%
Cost of wholesale scrap jewelry sold	14,645	13,685	7%	13,363	(2)%
Total cost of revenue	92,608	76,181	22%	84,946	12%

Net revenue	94,073	79,457	18%	87,876	11%

Segment expenses:
Operating expenses	55,756	45,542	22%	51,494	13%
Depreciation and amortization	5,445	4,401	24%	5,115	16%
Total segment expenses	61,201	49,943	23%	56,609	13%

Segment pre-tax operating income	$32,872	$29,514	11%	$31,267	6%

Operating metrics:
Retail merchandise sales margin	34%	36%		34%
Net revenue margin	50%	51%		51%
Segment pre-tax operating margin	18%	19%		18%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				March 31,	Increase /
	As of March 31,			2023	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$120,924	$102,504	18%	$110,235	8%
Inventories	79,016	62,605	26%	72,073	15%
	$199,940	$165,109	21%	$182,308	10%

Average outstanding pawn loan amount (in ones)	$85	$79	8%	$77	(3)%

Composition of pawn collateral:
General merchandise	67%	68%
Jewelry	33%	32%
	100%	100%

Composition of inventories:
General merchandise	72%	68%
Jewelry	28%	32%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.3 times	4.3 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

Retail POS Payment Solutions Operating Results (dollars in thousands)

				Adjusted (1)
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,			2022	(Decrease)
	2023	2022	Increase	(Non-GAAP)	(Non-GAAP)
Revenue:
Leased merchandise income	$183,438	$149,947	22%	$149,947	22%
Interest and fees on finance receivables	54,642	42,449	29%	58,622	(7)%
Total revenue	238,080	192,396	24%	208,569	14%

Cost of revenue:
Depreciation of leased merchandise	102,172	93,706	9%	89,347	14%
Provision for lease losses	49,166	39,820	23%	39,820	23%
Provision for loan losses	29,285	24,697	19%	24,697	19%
Total cost of revenue	180,623	158,223	14%	153,864	17%

Net revenue	57,457	34,173	68%	54,705	5%

Segment expenses:
Operating expenses	33,524	28,932	16%	28,932	16%
Depreciation and amortization	736	682	8%	682	8%
Total segment expenses	34,260	29,614	16%	29,614	16%

Segment pre-tax operating income	$23,197	$4,559	409%	$25,091	(8)%

(1)As a result of purchase accounting, AFF’s as reported amounts for the three months ended March 31, 2022 contain significant fair value adjustments. The adjusted amounts for the three months ended March 31, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	March 31,
	2023	2022	Increase
Leased merchandise	$151,175	$112,453	34%
Finance receivables	98,440	72,137	36%
Total gross transaction volume	$249,615	$184,590	35%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

				Adjusted (2)
				As of
				March 31,	Increase /
	As of March 31,		Increase /	2022	(Decrease)
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$243,363	$159,511	53%	$191,838	27%
Less allowance for lease losses	(93,269)	(40,364)	131%	(76,028)	23%
Leased merchandise, net (1)	$150,094	$119,147	26%	$115,810	30%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$190,703	$212,813	(10)%	$186,329	2%
Less allowance for loan losses	(88,610)	(72,332)	23%	(72,332)	23%
Finance receivables, net	$102,093	$140,481	(27)%	$113,997	(10)%

(1)Includes $1.2 million of intersegment transactions as of March 31, 2023 related to the Company offering AFF’s LTO payment solution as a payment option in its U.S. pawn stores that are eliminated upon consolidation.

(2)As a result of purchase accounting, AFF’s March 31, 2022 as reported earnings assets contain significant fair value adjustments, which were fully amortized during 2022. The adjusted amounts as of March 31, 2022 exclude these fair value purchase accounting adjustments.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

				Adjusted (4)
				Three Months
				Ended
	Three Months Ended			March 31,
	March 31,		Increase /	2022	Increase
	2023	2022	(Decrease)	(Non-GAAP)	(Non-GAAP)
Allowance for lease losses:
Balance at beginning of period	$79,576	$5,442	1,362%	$66,968	19%
Provision for lease losses	49,065	39,820	23%	39,820	23%
Charge-offs	(37,045)	(6,020)	515%	(31,882)	16%
Recoveries	1,673	1,122	49%	1,122	49%
Balance at end of period	$93,269	$40,364	131%	$76,028	23%

Leased merchandise portfolio metrics:
Provision expense as percentage of originations (1)	32%			35%
Average monthly net charge-off rate (2)	5.0%			5.3%
Delinquency rate (3)	17.3%			17.0%

Allowance for loan losses:
Balance at beginning of period	$84,833	$75,574	12%
Provision for loan losses	29,285	24,697	19%
Charge-offs	(27,117)	(29,408)	(8)%
Recoveries	1,609	1,469	10%
Balance at end of period	$88,610	$72,332	23%

Finance receivables portfolio metrics:
Provision expense as a percentage of originations (1)	30%	34%
Average monthly net charge-off rate (2)	4.3%	4.7%
Delinquency rate (3)	16.1%	17.4%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses (adjusted to exclude any fair value purchase accounting adjustments, as applicable).

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 90 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

(4)As a result of purchase accounting, AFF’s as reported allowance for lease losses for the three months ended March 31, 2022 contain significant fair value adjustments. The adjusted amounts for the three months ended March 31, 2022 exclude these fair value purchase accounting adjustments. As a result of the significance of these accounting adjustments, the Company does not believe that the unadjusted leased merchandise portfolio metrics for the three months ended March 31, 2022 provide a useful comparison against the March 31, 2023 amounts.

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of March 31, 2023, the Company operated 2,877 pawn store locations comprised of 1,102 stores in 25 U.S. states and the District of Columbia, 1,686 stores in 32 states in Mexico, 61 stores in Guatemala, 14 stores in Colombia and 14 stores in El Salvador.

The following table details pawn store count activity for the three months ended March 31, 2023:

	Three Months Ended March 31, 2023
	U.S.	Latin America	Total
Total locations, beginning of period	1,101	1,771	2,872
New locations opened (1)	—	14	14
Locations acquired	3	—	3
Consolidation of existing pawn locations (2)	(2)	(10)	(12)
Total locations, end of period	1,102	1,775	2,877

(1)In addition to new store openings, the Company strategically relocated one store in the U.S. and one store in Latin America during the three months ended March 31, 2023.

(2)Store consolidations were primarily acquired locations over the past six years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

POS Payment Solutions

As of March 31, 2023, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 9,800 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF and the impacts of purchase accounting with respect to the AFF acquisition, in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S.-dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above- or below-market lease liabilities of Cash America, which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended March 31,
	2023		2022
	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$47,388	$1.02	$28,005	$0.58
Adjustments, net of tax:
Merger and acquisition expenses	22	—	511	0.01
Non-cash foreign currency gain related to lease liability	(847)	(0.01)	(484)	(0.01)
AFF purchase accounting adjustments (1)	11,102	0.24	26,724	0.56
Loss on revaluation of contingent acquisition consideration	—	—	1,979	0.04
Other expenses (income), net	35	—	136	—
Adjusted net income and diluted earnings per share	$57,700	$1.25	$56,871	$1.18

(1)See detail of the AFF purchase accounting adjustments in tables below.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended March 31,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$31	$9	$22	$665	$154	$511
Non-cash foreign currency gain related to lease liability	(1,210)	(363)	(847)	(692)	(208)	(484)
AFF purchase accounting adjustments (1)	14,418	3,316	11,102	34,707	7,983	26,724
Loss on revaluation of contingent acquisition consideration	—	—	—	2,570	591	1,979
Other expenses (income), net	45	10	35	177	41	136
Total adjustments	$13,284	$2,972	$10,312	$37,427	$8,561	$28,866

(1)The following table details AFF purchase accounting adjustments (in thousands):

	Three Months Ended March 31,
	2023			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value adjustment on acquired finance receivables	$—	$—	$—	$16,173	$3,720	$12,453
Amortization of fair value adjustment on acquired leased merchandise	—	—	—	4,359	1,003	3,356
Amortization of acquired intangible assets	14,418	3,316	11,102	14,175	3,260	10,915
Total AFF purchase accounting adjustments	$14,418	$3,316	$11,102	$34,707	$7,983	$26,724

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Net income	$47,388	$28,005	$272,878	$119,199
Provision for income taxes	15,825	9,004	76,959	38,041
Depreciation and amortization	27,111	25,542	105,401	60,836
Interest expense	20,897	16,221	75,384	41,377
Interest income	(517)	(676)	(1,154)	(1,214)
EBITDA	110,704	78,096	529,468	258,239
Adjustments:
Merger and acquisition expenses	31	665	3,105	15,948
Non-cash foreign currency gain related to lease liability	(1,210)	(692)	(1,847)	(650)
AFF purchase accounting adjustments (1)	—	20,532	29,822	66,894
Loss (gain) on revaluation of contingent acquisition consideration	—	2,570	(112,119)	(15,301)
Other expenses (income), net	45	177	(2,863)	248
Adjusted EBITDA	$109,570	$101,348	$445,566	$325,378

(1)Excludes $14 million and $57 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months and trailing twelve months ended March 31, 2023, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA. Excludes $14 million and $16 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months and trailing twelve months ended March 31, 2022, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash, generated by business operations, that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Cash flow from operating activities	$110,594	$120,145	$459,754	$274,275
Cash flow from certain investing activities:
Pawn loans, net (1)	44,358	17,383	(8,842)	(98,351)
Finance receivables, net	(24,540)	61	(109,954)	(5,783)
Purchases of furniture, fixtures, equipment and improvements	(13,828)	(7,028)	(42,386)	(39,559)
Free cash flow	116,584	130,561	298,572	130,582
Merger and acquisition expenses paid, net of tax benefit	22	511	2,389	12,267
Adjusted free cash flow	$116,606	$131,072	$300,961	$142,849

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics, adjusted to exclude the impacts of purchase accounting, provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables elsewhere in this release for additional reconciliation of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides a reconciliation of consolidated total revenue, presented in accordance with GAAP, to adjusted total revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended
	March 31,
	2023	2022
Total revenue, as reported	$762,739	$659,839
AFF purchase accounting adjustments (1)	—	16,173
Adjusted total revenue	$762,739	$676,012

(1)Adjustment relates to the net amortization of the fair value premium on acquired finance receivables, which is recognized as an adjustment to interest income on an effective yield basis over the lives of the acquired finance receivables. See the retail POS payment solutions segment tables above for additional segment-level reconciliations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	March 31,		Favorable /
	2023	2022	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.1	20.0	9%
Three months ended	18.7	20.5	9%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.7	(1)%
Three months ended	7.8	7.7	(1)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,627	3,748	(23)%
Three months ended	4,762	3,914	(22)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com